Exhibit 99.2

Health Grades, Inc. Announces Extension of Tender Offer for Shares of Health Grades, Inc. and Modifications to Merger Agreement

Memorandum of Understanding Entered Into With Respect to Pending Shareholder Litigation

Approximately 85.30% of Fully-Diluted Shares Tendered

Golden, Colorado, September 16, 2010 — Health Grades, Inc. (Nasdaq:HGRD) (“HealthGrades”) today announced the extension of the offer period for the previously announced tender offer for all of the outstanding shares of common stock of HealthGrades for $8.20 per share in cash, without interest and less any applicable withholding taxes, until 9:00 AM, New York City time, on Thursday, October 7, 2010, and certain modifications to its merger agreement with Mountain Acquisition Corp. and Mountain Merger Sub Corp., both affiliates of Vestar Capital Partners V, L.P. (“Vestar”), including those that will provide additional time for the submission and consideration of alternative acquisition proposals.

As previously announced, on August 10, 2010, Mountain Acquisition Corp. and Mountain Merger Sub Corp. commenced a tender offer for all outstanding shares of common stock of HealthGrades at a price of $8.20 per share in cash, without interest and less any applicable withholding taxes.  The tender offer was previously scheduled to expire at 9:00 AM, New York City time, on Thursday, September 16, 2010.

The depositary for the tender offer has advised that as of 5:00 PM, New York City time, on Wednesday, September 15, 2010, approximately 26,246,711 HealthGrades shares had been validly tendered and not withdrawn (excluding shares tendered by notices of guaranteed delivery).  These shares, in addition to the restricted and option shares (net of withholding for taxes and costs of exercise) that are committed to be sold to Mountain Merger Sub Corp. pursuant to the previously disclosed support agreements with certain executives of HealthGrades, represent approximately 85.30% of the total outstanding shares of HealthGrades on a fully diluted basis, excluding certain shares to be issued pursuant to a non-competition agreement with one of the executives.  Including the shares to be issued pursuant to such non-competition agreement, such tendered and committed shares represent approximately 90.19% of the total outstanding shares of HealthGrades on a fully-diluted basis, such that Mountain Merger Sub Corp. would be permitted to consummate a “short-form” merger under Delaware law.  Excluding shares tendered pursuant to the support agreements, the tendered shares represent approximately 71.42% of the total outstanding shares on a fully-diluted basis, excluding certain shares to be issued pursuant to the non-competition agreement, and approximately 87.38% of all shares not subject to  support agreements.

The modifications announced today have been made pursuant to a Memorandum of Understanding entered into on behalf of HealthGrades, Mountain Acquisition Corp., Mountain Merger Sub Corp., Mountain Acquisition Holdings, LLC and Vestar Capital Partners V, L.P.,

which outlines the terms of the parties’ agreement in principle to settle the actions pending in the Delaware Court of Chancery captioned Peter P. Weigard v. Hicks, C.A. et al., No. 5732-VCS, and Tove Forgo v. Health Grades, Inc., et al., C.A. No. 5716-VCS.  The terms of the proposed settlement are subject to approval by the Delaware Court of Chancery.  Pursuant to the modified merger and support agreements:

•                  A committee of the HealthGrades Board of Directors comprised of the four independent directors (the “Independent Committee”) has been authorized to review, consider, recommend, negotiate and approve any Acquisition Proposals received during the pendency of the tender offer.  In this regard, HealthGrades’ Chairman and Chief Executive Officer will not participate in any consideration, deliberation or action by the Independent Committee or the Board of Directors with respect to any Acquisition Proposal that may be made.

•                  The initial expiration of the tender offer has been extended to 9:00 AM, New York City time, on October 7, 2010.  The Independent Committee may cause this date to be extended for 10 business days if an Acquisition Proposal (as defined below, but substituting 50.1% for 15%) that the Company Board or the Independent Committee determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below) is received before the initial expiration of the tender offer.

•                  The “minimum condition” of the Vestar offer has been modified to include a requirement that a majority of all outstanding shares not subject to support agreements be validly tendered and not withdrawn.

•                  The fee payable by HealthGrades to a Vestar affiliate in the event the merger agreement is terminated under certain circumstances has been reduced from $9,550,000 to $7,346,000.

•                  The period for notice to Vestar before HealthGrades may enter into a Superior Proposal has been reduced from 5 business days to 3 business days.

•                  Executive officers of HealthGrades who entered into support agreements with respect to the pending tender offer have agreed to enter into comparable agreements with respect to any transaction that the Independent Committee determines is a Superior Proposal and with respect to which HealthGrades enters into a definitive agreement after terminating the pending merger agreement.

HealthGrades will provide information to, and engage and participate in good faith discussions and negotiations with, any third party who makes a bona fide written Acquisition Proposal at any time prior to the expiration of the Vestar affiliates’ tender offer if:

•                  The third party enters into a confidentiality agreement substantially in the form attached to the merger agreement (which was filed by HealthGrades with the Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to a Current Report on Form 8-K filed on July 28, 2010);

•                  The Independent Committee determines in good faith, after consultation with outside legal counsel, that failure to provide information, and engage or participate in discussions or negotiations, would violate its fiduciary duties; and

•                  The Independent Committee determines in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that the Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal.

An “Acquisition Proposal” is defined to be any inquiry, proposal or offer relating to any transaction that would result in a third party beneficially owning more than 15% of HealthGrades’ equity interests or assets representing more than 15% of HealthGrades’ net revenues, net income, cash flow, or assets.

A “Superior Proposal” is defined to be a bona fide Acquisition Proposal (with each reference to “15%” replaced with “50.1%”) not resulting from a breach by HealthGrades of the merger agreement, which the Independent Committee determines in good faith (1) is reasonably likely to be consummated in accordance with its terms and (2) would  result in a transaction that is more favorable to the HealthGrades stockholders from a financial point of view than the transactions contemplated by the Vestar merger agreement.

If the Independent Committee concludes in good faith that it has received a Superior Proposal, then it may amend or withdraw its recommendation of the Vestar merger agreement and/or may authorize HealthGrades to terminate the Vestar merger agreement, pay a $7,346,000 termination fee to Vestar, and enter into a definitive agreement with respect to the Superior Proposal, so long as HealthGrades first:

•                  Provides 3 business days written notice to Vestar of the terms and conditions of the Superior Proposal; and

•                  Negotiates with Vestar during such 3-business day period to provide Vestar with the opportunity to propose adjustments to the Vestar merger agreement such that the third party’s proposal would no longer constitute a Superior Proposal.

Citigroup Global Markets Inc. is serving as financial advisor to HealthGrades. Shearman & Sterling LLP, Faegre & Benson LLP and Morris, Nichols, Arsht & Tunnell LLP are serving as legal counsel to HealthGrades.

HealthGrades has directed its advisors to be available to receive inquiries from any other parties interested in a possible acquisition of HealthGrades and, as appropriate, to provide information and, in conjunction with the Independent Committee, enter into discussions and negotiations with such parties in connection with any such indication of interest.

About HealthGrades
HealthGrades is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the Internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com.

Additional Information and Where to Find It
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. An affiliate of Vestar has filed a Schedule TO Tender Offer Statement (including amendments thereto and an offer to purchase, a related letter of transmittal, and other offer documents) with the SEC, and HealthGrades has filed a Schedule 14D-9 Solicitation/Recommendation Statement (including amendments thereto), with respect to the offer. Holders of shares of HealthGrades are urged to read the relevant tender offer documents because they contain important information that holders of HealthGrades securities should consider before making any decision regarding tendering their securities. Those materials and all other documents filed by Vestar, Mountain Acquisition Corp. or Mountain Merger Sub Corp. with the SEC are available at no charge on the SEC’s web site at www.sec.gov. The Schedule TO Tender Offer Statement, Schedule 14D-9 Solicitation/Recommendation Statement and related materials may be obtained for free by directing such requests to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll-Free Telephone: (888) 750-5834.

In addition, HealthGrades files annual and special reports and other information with the SEC. You may read and copy any reports or other information filed by HealthGrades at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference room. HealthGrades’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts
For more information, please contact:

Health Grades, Inc.:

Inquiries with respect to an Acquisition Proposal:

Citigroup Global Markets Inc.

(212) 816-9500

Media Contact:
Scott Shapiro
(720) 219-8203
sshapiro@healthgrades.com

Investor Contact:
Allen Dodge
(303) 716-0041
adodge@healthgrades.com

Safe Harbor Statement
This press release contains forward-looking statements, including those relating to the anticipated acquisition of HealthGrades by an affiliate of Vestar. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated acquisition. These risks and uncertainties associated include, among others, uncertainties as to how many of HealthGrades’ stockholders will tender their shares pursuant to the tender offer, uncertainties as to whether competing offers will be made, and the possibility that various closing conditions to the tender offer or the subsequent merger may not be satisfied or waived, and the risk that stockholder litigation in connection with the tender offer and subsequent merger may result in significant costs of defense, indemnification and liability. Other factors that may cause HealthGrades’ actual results or developments to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in HealthGrades’ filings with the SEC, including the “Risk Factors” sections of HealthGrades’ periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of HealthGrades’ filings with the SEC may be obtained at the “Investor Relations” section of HealthGrades’ website at www.healthgrades.com or at www.sec.gov. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement. Unless required by law, Health Grades does not undertake to update its forward-looking statements.